UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2022 (February 2, 2022)

Cuentas Inc.

(Exact name of registrant as specified in its charter)

Florida	001-39973	20-3537265
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

235 Lincoln Rd., Suite 210

Miami Beach, FL

(Address of principal executive offices)

33139

(Zip Code)

(800) 611-3622

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	CUEN	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Common Stock	CUENW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Anthony H. Meadows as Chief Operating Officer

On February 2, 2022, Anthony H. Meadows was appointed as the chief operating officer of the Company, beginning on February 2, 2022.

Mr. Meadows has worked at Cuentas, Inc. as a consultant since Nov 1, 2021 and previously served as COO at Great America Bank (bank in formation), and Senior Vice President over Business Operations at Green Dot Bank, among other key executive leadership roles. He holds a Bachelor’s Degree in Economics from the University of Utah. Mr. Meadows is currently serving or has previously served on the following Boards: The Road Home (Salt Lake City homeless shelter), Junior Achievement of Utah, and the Network Branded Prepaid Card Association (NBPCA), now known as the Innovative Payments Association (IPA).

On February 2, 2022, Cuentas, Inc. (the “Company”) and Anthony H. Meadows entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Meadows agreed to serve as the Company’s new Chief Operating Officer. The Employment Agreement commenced and became effective as of February 2, 2022, and shall continue at will for no specific term.

Pursuant to the terms of the Employment Agreement, Mr. Meadows will receive an annual base salary of two hundred forty thousand dollars ($240,000) per year, and will be eligible for an annual incentive payment of up to one hundred percent (100%) of his base salary, which annual incentive payment shall be based on the Company’s performance as compared to the goals established by the Company’s CEO. This annual incentive shall have a twelve (12) month performance period and will be based on a January 1 through December 31 calendar year, with Mr. Meadows’s entitlement to the annual incentive and the amount of such award, if any, remaining subject to the good faith discretion of the CEO. Pursuant to the terms of the Employment Agreement, if earned, Mr. Meadows shall be paid in full during the first quarter following the relevant performance calendar year period.

Pursuant to the terms of the Employment Agreement, the Company shall issue to Mr. Meadows an option to purchase up to an aggregate of two hundred thousand (200,000) shares of Common Stock; in accordance with the following terms: i. Exercise Price: the closing price of the Company’s common stock as of the last Board of Directors meeting on November 3rd, 2021 ($2.80) and approved at the Annual Shareholder Meeting on December 15th, 2021. ii. Vesting: the option to purchase up to Fifty Thousand (50,000) shares of common stock shall vest on the date this Agreement is fully executed. The option to purchase an additional Fifty (50,000) shares of common stock shall vest on the first, second and third anniversary of grant date, so long as Employee is employed by the Company on that date. iii. Tax Treatment: this stock option inducement shall be treated as an incentive stock option up to IRS limits and any remaining portion shall be treated as a non-qualified option.

Under the Employment Agreement, Mr. Meadows is subject to certain obligations and restrictive covenants, including, but not limited to: confidentiality, non-competition, non-solicitation, and non-disparagement, among others. The Employment Agreement is governed by the laws of the State of Florida. The Employment Agreement may be terminated by the Company for cause or without cause, and by Mr. Meadows for good reason or without good reason, as such terms are defined under the Employment Agreement.

The description of Mr. Meadows’s Employment Agreement set forth above is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 2, 2022, by and between Cuentas, Inc. and Anthony H. Meadows
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUENTAS INC.

Date: February 8, 2022	By:	/s/ Jeffery D. Johnson
Jeffery D. Johnson
Chief Executive Officer

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